Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-258237, 333-263926 and 333-270594) and on Form S-3 (Nos. 333-266731 and 333-270593) of our report dated February 27, 2024, with respect to the consolidated financial statements of Nuvalent, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts

February 27, 2024